Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter

Ended March 31, 2006

Product-Related Revenue Increases 63% Compared to Q1 2005

SAN DIEGO, CA, May 1, 2006 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter ended March 31, 2006. Revenues for the quarter ended March 31, 2006 were $9.5 million, compared to $12.8 million for the same period in 2005. The net loss for the quarter ended March 31, 2006, including restructuring charges of $11.0 million, was $21.4 million, or $0.47 per share, compared to a net loss of $12.0 million, or $0.27 per share, for the quarter ended March 31, 2005. At March 31, 2006, the Company had cash, cash equivalents, and short-term investments totaling $59.6 million.

Product-related revenue for the current quarter increased 63% compared to the prior year quarter. The increase in product-related revenue was primarily due to increased sales of Phyzyme™ XP enzyme sold through the Company’s collaboration with Danisco Animal Nutrition. Total revenues decreased as a result of the Company’s de-emphasis of certain grants and collaborations that are not core to the Company’s current focus, including pharmaceutical collaborations, in favor of greater emphasis on sales of products. Revenues have historically fluctuated from period to period and likely will continue to fluctuate in the future based upon the timing and composition of funding under existing and future collaboration agreements and grants, the expected increase in product sales based upon new product introductions, and regulatory approval timelines.

Valley “Ultra-Thin”™ enzyme, a new product designed to make ethanol production more efficient, received its final U.S. regulatory approval at the end of February and is currently being tested in a number of ethanol plant trials. Due to the Company’s limited commercial experience with Valley “Ultra-Thin”™ enzyme, the Company has deferred revenue recognition during the first quarter on sales of this product made to the Company’s distributor.

Gross margins for the quarter ended March 31, 2006 were positive despite an increase in fixed costs over the prior year related to expanded manufacturing capacity to support anticipated growth in product-related revenues. The Company expects gross margins to improve over time as product sales volumes increase.

In January 2006, the Company announced a restructuring designed to focus the Company’s resources on products that have the greatest near-term opportunities. As part of this restructuring, the Company reduced its workforce, exited certain programs, and consolidated its facilities. During the quarter ended March 31, 2006, the Company recorded restructuring charges of $11.0 million, which consisted primarily of employee separation and facilities consolidation costs.

During the quarter ended March 31, 2006, in accordance with recent accounting requirements, the Company recognized a $1.3 million, non-cash expense for the value of stock-based awards issued to employees.

“During the first quarter, we obtained the final U.S. regulatory approval for our Valley “Ultra-Thin”™ enzyme for more efficient ethanol production, which is currently being tested with encouraging results in an increasing number of ethanol plant trials. Additionally, we completed the restructuring and refocusing of our business that we announced in January. These positive changes help to position Diversa for future growth and to achieve our goal of profitability in 2008,” stated Edward T. Shonsey, Diversa’s Chief Executive Officer.

Reiterated Financial Guidance

Based upon progress with recently launched products, and consistent with financial guidance provided earlier in 2006, the Company expects, for the full year 2006, total revenues of $50 to $55 million, which include approximately $18 to $20 million of product-related revenues, and a net loss, excluding restructuring charges and non-cash, stock-based compensation charges, of approximately $20 million. Including restructuring charges and non-cash, stock-based compensation charges, the Company expects a net loss of approximately $36 million for 2006. The Company expects a net cash usage, including cash used for restructuring, of approximately $30 million for 2006.

The Company will not provide any further material guidance on analysts’ financial models beyond the information provided in this press release.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with agricultural, chemical, industrial, and pharmaceutical applications. Diversa has established alliances and joint ventures with market leaders, such as BASF, Cargill Health and Food Technologies, DuPont Bio-Based Materials, Medarex, Merck, and Xoma. In addition, Diversa has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues based on new product-related revenues and under existing and future collaboration agreements and grants, statements related to expected increases in product sales based upon new product introductions, statements related to anticipated benefits of the Company’s recent restructuring, statements related to the potential benefits of Valley “Ultra-Thin”™ enzyme, statements related to the Company’s future growth and goal of profitability in 2008, statements related to projected revenue for 2006 and anticipated product-related revenue in 2006, statements related to the Company’s net loss in 2006, statements related to anticipated restructuring charges in 2006, statements related to the Company’s strategic focus, statements related to the Company’s anticipated cash usage for 2006, and other statements related to financial guidance, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company and its collaborators to commercialize products using the Company’s technologies, the development or availability of competitive products or technologies, the extent to which the Company’s products will meet with market and commercial acceptance, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Annual Report on Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Valley “Ultra-Thin” is a trademark of Valley Research, inc. Phyzyme is a trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues:
Collaborative revenue	$6,324	$9,253
Grant revenue	651	2,023
Product-related revenue	2,535	1,553

Total revenues	9,510	12,829
Operating expenses:
Cost of product-related revenue	2,182	1,692
Research and development	14,061	19,550
Selling, general and administrative	3,871	3,063
Amortization of acquired intangible assets	—	650
Restructuring charges	11,023	—

Total operating expenses	31,137	24,955
Loss from operations	(21,627)	(12,126)
Interest and other income, net	226	140

Net loss	$(21,401)	$(11,986)
Basic and diluted net loss per share	$(0.47)	$(0.27)
Weighted average shares used in computing basic and diluted net loss per share	45,368	43,838

Condensed Consolidated Balance Sheet

(in thousands)

	March 31, 2006 (unaudited)	December 31, 2005
Cash, cash equivalents and short-term investments	$59,576	$65,428
Accounts receivable	7,186	9,012
Other current assets	5,673	4,996
Property and equipment, net	16,245	18,245
Other assets	309	388

Total assets	$88,989	$98,069

Current liabilities, excluding deferred revenue	$19,134	$18,148
Deferred revenue, current portion	9,185	7,535
Long-term liabilities	12,966	7,582
Stockholders’ equity	47,704	64,804

Total liabilities and stockholders’ equity	$88,989	$98,069

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Contact:

Martin Sabarsky

Corporate Development

(858) 526-5166